EXHIBIT 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY
AGREEMENT

          THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into and effective as of February 24, 2006 (the "Effective Date"), by and among SUN HEALTHCARE GROUP, INC., a Delaware corporation (the "Company"), and each direct or indirect Subsidiary of the Company identified on Signature Page "A" of this Joinder as a borrower (individually an "Entity Borrower", and collectively the "Entity Borrowers"; the Company and the Entity Borrowers are collectively referred to herein as the "Borrowers"), the financial institution(s) listed on the signature pages hereof, and their respective successors and assignees (each, a "Lender" and, collectively, "Lenders"), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (in its individual capacity as a Lender, "CapitalSource", and in its capacity as collateral agent, "Collateral Agent").

R E C I T A L S

WHEREAS, certain of the Borrowers, Collateral Agent and Lenders entered into that certain Amended and Restated Loan and Security Agreement (the "Loan Agreement"), dated as of December 2, 2005.

WHEREAS, the Borrowers, Collateral Agent and Lenders entered into that certain Joinder and First Amendment to Amended and Restated Loan and Security Agreement (the "First Amendment"), dated as of December 9, 2005.

WHEREAS, one of the Borrowers, Great Falls Health Care Company, L.L.C., a Montana limited liability company ("Great Falls"), desires to (i) purchase the facility commonly known as The Lodge, located in Great Falls, Montana (the "Lodge"), from Great Falls Assisted Living, L.L.C., a Montana limited liability company ("Owner"), pursuant to that certain Asset Purchase Agreement  dated February 24, 2006 (the "Purchase Agreement"); (ii) subsequently sell the Lodge to Health Care Property Investors, Inc., a Maryland corporation ("HCPI"), pursuant to  that certain Contract of Acquisition  dated as of February 24, 2006 (the "Sale Agreement"); and (iii) lease the Lodge from HCPI pursuant to that certain Fifth Amendment to Master Lease dated February 24, 2006 (the "Lease").

WHEREAS, the Borrowers desire that Collateral Agent and Lenders consent to Great Falls entering into the Purchase Agreement, the Sale Agreement and the Lease, and Borrowers and Collateral Agent desire that certain covenants set forth in the Loan Agreement be modified as set forth herein.

WHEREAS, Borrowers, Collateral Agent and Lenders have agreed to modify and amend the Loan Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Loan Agreement as follows:

        1.      Definitions All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings assigned to such terms in the Loan Agreement.

        2.      Fixed Charge Coverage Paragraph A of the Financial Covenants Rider attached to the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "On a consolidated basis, Borrowers shall not permit their Fixed Charge Coverage for the rolling periods specified below ending on the last day of each calendar month to be less than 1.00 to 1.00 except to the extent that Borrowers, on a consolidated basis, shall have unrestricted cash on hand plus the amount otherwise available for Borrowers to borrow hereunder (i.e., the Borrowing Base less the Letter of Credit Reserve and less the amount of any outstanding Loans and other reserves required hereunder) in an amount equal to or greater than the amount necessary such that, when added to the difference between Operating Cash Flow and Fixed Charges, the total would be zero or greater.  By way of example, if on the last day of a calendar month Operating Cash Flow were negative $5 million and Fixed Charges were $13 million for the rolling twelve (12) month period, then on such date Borrower would need to have unrestricted cash on hand plus the amount otherwise available for Borrowers to borrow hereunder in an amount equal to at least $18 million (i.e., -$5,000,000-$13,000,000).  By way of further example, if on the last day of a calendar month Operating Cash Flow were positive $3 million and Fixed Charges were $16 million for the rolling twelve (12) month period, then Borrower would need to have unrestricted cash on hand plus the amount otherwise available for Borrowers to borrow hereunder in an amount equal to at least $13 million (i.e., $3,000,000-$16,000,000).

"Period Ending	Rolling Period
December 31, 2005	Four Months
January 31, 2006	Five Months
February 28, 2006	Six Months
March 31, 2006	Seven Months
April 30, 2006	Eight Months
May 31, 2006	Nine Months
June 30, 2006	Ten Months
July 31, 2006	Eleven Months
Each calendar month thereafter	Twelve Months"

        3.      Census Covenant.  Paragraph B of the Financial Covenants Rider attached to the Loan Agreement is hereby deleted in its entirety and replaced with the following to be effective as of January 1, 2006:

               "Borrowers, on a consolidated basis, shall not allow the Patient census for any period of four (4) consecutive weeks for the skilled nursing and hospital Facilities, when taken as a whole, to fall below eighty-three percent (83.0%) of the number of licensed available beds in such Facilities taken as a whole (computed in a manner consistent with reporting practices existing on the date of this Agreement); provided that during the period from December 1st to January 1st of each year, the Borrowers shall not allow such census to fall below eighty-two percent (82.0%)."

        4.      Consent to Purchase and Sale of Great Falls, Montana Facility

                 A.      The undersigned, as Collateral Agent, hereby confirms that it has consented to the acquisition, disposition and leasing of the Lodge pursuant to the terms and conditions of the Purchase Agreement, the Sale Agreement and the Lease, provided that (i) Collateral Agent shall have received copies of the fully executed and effective Purchase Agreement, Sale Agreement and Lease, certified by Borrowers to be true and accurate copies of the same, within two business days of the execution of such agreements (which must be the same form as the drafts previously provided by Borrowers); (ii), giving effect to this Amendment, all representations and warranties of Borrowers in the Loan Agreement, any other Loan Document, and this Amendment shall be true and correct in all material respects at and as of the date hereof and as of the effective date of this Amendment as though then made, except (A) to the extent of the changes caused by the transactions expressly contemplated herein, and (B) for such representations and warranties as by their terms expressly speak as of an earlier date; and (iii), giving effect to this Amendment, no Default or Event of Default exists or would result from the transactions contemplated by the acquisition, disposition and leasing of the Lodge.  Notwithstanding anything in the Loan Agreement to the contrary, the acquisition, disposition and leasing of the Lodge pursuant to the terms and conditions of the Purchase Agreement, the Sale Agreement and the Lease shall not apply towards (i) the maximum amount of Twenty-Five Million Dollars ($25,000,000) in Asset Dispositions permitted pursuant to Section 7.3(A)(2)(b)(i) of the Loan Agreement; (ii) the maximum amount of Twenty-Five Million Dollars ($25,000,000) in Permitted Acquisitions permitted pursuant to Section 7.4(f) of the Loan Agreement; (iii) the maximum amount of Five Million Dollars ($5,000,000) in sale leaseback arrangements permitted pursuant to Section 7.17 of the Loan Agreement; or (iv) the maximum amount of Thirteen Million Dollars ($13,000,000) in Capital Expenditures permitted pursuant to Section 7.19 of the Loan Agreement.

                B.      In order to induce Collateral Agent to execute and deliver this Amendment, each of the Borrowers by acknowledging this Amendment hereby represents and warrants that (a) no Default or Event of Default exists on the date hereof and on the effective date of this Amendment after giving effect to this Amendment and the transactions contemplated hereby; (b) the Borrowers have complied with subsection 2.4(B)(2) of the Loan Agreement; (c) after giving effect to this Amendment and the acquisition, disposition and leasing of the Lodge pursuant to the Purchase Agreement, Sale Agreement and Lease and the repayment of the Obligations with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in the Financial Covenant Rider attached to the Loan Agreement recomputed for the most recently ended calendar quarter for which information is available as if this transaction had occurred at the beginning of such calendar quarter and are in compliance with all other terms and conditions contained in the Loan Agreement, as determined by Collateral Agent in its reasonable discretion upon receipt of information it deems adequate for such purposes; (d) the Borrowers have delivered to Lenders complete, true and accurate copies of the final draft of the Purchase Agreement, Sale Agreement and Lease; and (e) such acquisition, disposition and leasing meets all other terms and conditions set forth in Section 7.3(A)(2).  In consideration of the foregoing, each of the Borrowers hereby ratifies and confirms all of the Obligations pursuant to the Loan Agreement and any other Loan Document to which it is a party.

                C.      Until Collateral Agent shall receive an intercreditor agreement with HCPI (or an amendment to an existing intercreditor agreement) in such form as required by Collateral Agent, Collateral Agent reserves its right to exclude from Eligible Receivables the receivables of the Lodge not subject to an approved intercreditor agreement.

        5.      Conditions to Effectiveness. The effectiveness of Sections 2, 3 and 4 of this Amendment is subject to the satisfaction of the following conditions precedent in a manner satisfactory to Collateral Agent, unless specifically waived in writing by Collateral Agent:

                A.      Collateral Agent shall have received all of the following, each in form and substance satisfactory to Collateral Agent in its sole discretion, and, where applicable, each duly executed by each party thereto, other than Lenders:

                        (1)      This Amendment, duly executed by the Borrowers; and

                        (2)      All other documents Collateral Agent may reasonably request with respect to any matter relevant to this Amendment or the transactions contemplated hereby.

                B.      After giving effect to the provisions of this Amendment, all representations and warranties of the Borrowers in the Loan Agreement or any other Loan Document shall be true and correct in all material respects at and as of the date hereof and as of the effective date of this Amendment as though then made, except (1) to the extent of the changes caused by the transactions expressly contemplated herein, and (2) for such representations and warranties as by their terms expressly speak as of an earlier date.

                C.      No Material Adverse Effect or Material Adverse Change shall have occurred or be reasonably expected to occur.

                D.      After giving effect to the provisions of this Amendment, no Default or Event of Default shall have occurred and be continuing, unless such Default or Event of Default has been otherwise specifically waived in writing by Requisite Lenders or, only to the extent required by the Loan Agreement, all Lenders.

                E.      All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be duly authorized and executed.

                F.      Payment by Borrowers of all fees and costs pursuant to Section 8 of this Amendment.

         6.     Waiver.  Except for the consents set forth above, nothing contained herein shall be construed as a waiver by Lenders of any covenant or provision of the Loan Agreement, the other Loan Documents, this Amendment or any other contract or instrument among Lenders and the Borrowers.  The failure of Lenders at any time or times hereafter to require strict performance by the Borrowers of any provision thereof shall not waive, affect or diminish any right of Lenders to thereafter demand strict compliance therewith.  Lenders hereby reserve all rights granted under the Loan Agreement, the other Loan Documents, this Amendment, and any other contract or instrument among the Borrowers and Lenders.

         7.     Ratification.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents, and, except as expressly modified by this Amendment, each and every covenant, warranty and other provision of the Notes and the other Loan Documents is hereby ratified and reaffirmed (as though restated in this Amendment as of the date hereof) and shall remain in full force and effect.  The Borrowers and Lenders agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.  This Amendment is not intended and shall in no way act as a novation of the Loans or a release, relinquishment, alteration or reissue of the liens and security interests securing the payment of the Notes.

         8.     Fees and Costs.  Borrower shall pay all fees and costs incurred by Collateral Agent in the preparation and execution of this Amendment (including attorneys' fees and costs, which shall include costs and expenses of in-house counsel allocated by Collateral Agent).

         9.     Representations and Warranties.  Each of the Borrowers hereby represents and warrants to Lenders that (A) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and delivered in connection herewith (i) have been authorized by all requisite corporate, partnership or limited liability company action on the part of each Borrower, (ii) are within its powers, (iii) have been duly authorized, and (iv) do not contravene (a) its articles of incorporation or bylaws or other organizational documents or (b) any applicable law; (B) the representations and warranties contained in the Loan Agreement, as amended hereby, and any other Loan Documents are true and correct in all material respects on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date, except for such representations and warranties as are by their express terms limited to a specific date and taking into account any amendment to schedules or exhibits pursuant to this Amendment or as a result of any disclosure made by Borrowers to Collateral Agent after the Closing Date and approved in writing by the Collateral Agent; (D) no Default or Event of Default under the Loan Agreement, as amended hereby, has occurred and is continuing; (E) each Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents, as amended hereby; (F) no Borrower has amended its articles of incorporation or bylaws or other organizational documents since the date it became a Borrower; and (G) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority or other Person, is required in connection with the execution, delivery, payment of Obligations pursuant to, validity or enforceability of this Amendment or the Loan Documents executed in connection herewith, as applicable, by or against such Borrower.

         10.    Survival of Representations and Warranties.  All representations and warranties made herein and in the Loan Agreement or any other Loan Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Lenders or any closing shall affect the representations and warranties or the right of the Lenders to rely upon them.

         11.    Release.

                A.     As of the date hereof, each of the Borrowers and the Company, for themselves and their successors and assigns (collectively, the "Borrower Parties") hereby fully and forever releases, discharges and acquits each of the Lenders, the Collateral Agent and their parent, subsidiary, affiliate and predecessor corporations, and their respective past and present officers, directors, shareholders, partners, attorneys, legal representatives, agents and employees, and their successors, heirs and assigns and each of them, of and from and against any and all claims, demands, obligations, duties, liabilities, damages, expenses, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, and irrespective of how, why or by reason of what facts, whether liquidated or unliquidated, known or unknown, to any of the Borrowers (collectively, "Claims"), which any of such Borrower Parties may now have against any of said persons, firms or entities, by reason of, arising out of or based upon conduct, events or occurrences on or before the date hereof relating to:  (i) any of the Loans or the Loan Documents; (ii) the review, approval or disapproval of any and all documents, instruments, projections, advances, estimates, plans, specifications, drawings and all other items submitted to any of the Lenders or Collateral Agent in connection with the Loans or the Loan Documents; (iii) the disbursements of funds under the Loan Documents; (iv) the amendment or modification of the Loan Agreement made pursuant to this Amendment; (v) any Lender's or Collateral Agent's acts, statements, conduct, representations and omissions made in connection with the Loans or Loan Documents and any amendment or modification relating thereto; or (vi) any fact, matter, transaction or event relating as of the date hereof, provided that nothing contained herein shall be deemed a release of any Lenders' or Collateral Agent's obligations under this Amendment or (to the extent first arising and accruing after the date hereof) the Loan Agreement, as modified, or (to the extent first arising and accruing after the date hereof) a release of any Lender's or Collateral Agent's obligations under the Loan Documents as expressly set forth therein.

                B.     Each of the Borrower Parties represents and warrants that it has not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released hereunder or any portion thereof or interest therein, and each of the Borrower Parties agrees, jointly and severally, to indemnify, defend and hold the parties set forth hereinabove harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer.

                C.     It is hereby further understood and agreed that the acceptance of delivery of this release by the parties released hereby shall not be deemed or construed as an admission of liability of any nature whatsoever arising from or related to the subject of the within release.

                D.     Each of the Borrower Parties hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Amendment, including the foregoing release and waivers, that it has read the provisions of this Amendment, including the foregoing release and waivers, that it has had the foregoing release and waivers fully explained by such counsel, and that it is fully aware of its contents and legal effect.

        12.     Entire Agreement.  This Amendment, the Loan Documents and the schedules and exhibits attached thereto constitute the entire agreement of the Collateral Agent, the Borrowers and Lenders concerning the transactions contemplated by this Amendment and supersede and cancel any and all previous negotiations, arrangements, agreements, understandings or letters of interest or intent.

        13.     Governing Law.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

        14.     Counterparts.  This Amendment may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.  This Amendment shall become effective upon the execution and delivery of an executed counterpart hereof by each of the parties hereto.

[NO FURTHER TEXT ON THIS PAGE]

               IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first written above.

CAPITALSOURCE FINANCE LLC, as
Collateral Agent and as Lender

By: /s/ Keith D. Reuben
Name: Keith D. Reuben
Title: President

Signature Page "A"

SUN HEALTHCARE GROUP, INC., a Delaware corporation

By: /s/ Michael Newman
Name: Michael Newman
Title: Executive Vice President
Americare Health Services Corp.
BP SunAlliance, Inc.
Brent-Lox Hall Nursing Home, Inc.
Care Home Health Services
CareerStaff Services Corporation
CareerStaff Unlimited, Inc.
Coalinga Rehabilitation Center
Covina Rehabilitation Center
Fairfield Rehabilitation Center
Fullerton Rehabilitation Center
Great Falls Health Care Company, LLC
HTA of New York, Inc.
Libbie Rehabilitation Center, Inc.
Manatee Springs Nursing Center, Inc.
Masthead Corporation
Mediplex Management of Palm Beach County, Inc.
Mediplex Management, Inc.
Mediplex of Concord, Inc.
Mediplex of Connecticut, Inc.
Mediplex of Massachusetts, Inc.
Mediplex Rehabilitation of Massachusetts, Inc.
Pacific Health Care, Inc.
Peak Medical Ancillary Services, Inc.
Peak Medical Assisted Living, Inc.
Peak Medical Colorado No. 2, Inc.
Peak Medical Colorado No. 3, Inc.
Peak Medical Corporation
Peak Medical Farmington, Inc.
Peak Medical Gallup, Inc.
Peak Medical Idaho Operations, Inc.
Peak Medical Las Cruces No. 2, Inc.
Peak Medical Las Cruces, Inc.
Peak Medical Montana Operations, Inc.
Peak Medical New Mexico No. 3, Inc.
Peak Medical NM Management Services, Inc.
Peak Medical of Boise, Inc.
Peak Medical of Colorado, Inc.
Peak Medical of Idaho, Inc.
Peak Medical of Montana, Inc.
Peak Medical of Utah, Inc.

S-A-1

Signature Page "A"

Peak Medical Oklahoma No. 1, Inc.
Peak Medical Oklahoma No. 10, Inc.
Peak Medical Oklahoma No. 11, Inc.
Peak Medical Oklahoma No. 12, Inc.
Peak Medical Oklahoma No. 13, Inc.
Peak Medical Oklahoma No. 2, Inc.
Peak Medical Oklahoma No. 3, Inc.
Peak Medical Oklahoma No. 4, Inc.
Peak Medical Oklahoma No. 5, Inc.
Peak Medical Oklahoma No. 7, Inc.
Peak Medical Oklahoma No. 8, Inc.
Peak Medical Oklahoma No. 9, Inc.
Peak Medical Oklahoma Operations, Inc.
Peak Medical Peachtree, Inc.
Peak Medical Roswell, Inc.
Peak Medical Utah No. 2, Inc.
PM Henryetta Holdings, Inc.
PM Oxygen Services, Inc.
ProCare One Nurses, LLC
Regency Health Services, Inc.
SHG Services, Inc.
SunAlliance Healthcare Services, Inc.
SunBridge Beckley Health Care Corp.
SunBridge Braswell Enterprises, Inc.
SunBridge Brittany Rehabilitation Center, Inc.
SunBridge Care Enterprises, Inc.
SunBridge Care Enterprises West
SunBridge Carmichael Rehabilitation Center
SunBridge Charlton Healthcare, Inc.
SunBridge Circleville Health Care Corp.
SunBridge Clipper Home of North Conway, Inc.
SunBridge Clipper Home of Portsmouth, Inc.
SunBridge Clipper Home of Rochester, Inc.
SunBridge Clipper Home of Wolfeboro, Inc.
SunBridge Dunbar Health Care Corp.
SunBridge Gardendale Health Care Center, Inc.
SunBridge Glenville Health Care, Inc.
SunBridge Goodwin Nursing Home, Inc.
SunBridge G. P. Corporation

By: /s/ Michael Newman
Name: Michael Newman
Title: Vice President

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Signature Page "A"

SunBridge Hallmark Health Services, Inc.
SunBridge Harbor View Rehabilitation Center
SunBridge Healthcare Corporation
SunBridge, Inc.
SunBridge Jeff Davis Healthcare, Inc.
SunBridge Maplewood Healthcare Center of Jackson, Tennessee, Inc.
SunBridge Marion Health Care Corp.
SunBridge Meadowbrook Rehabilitation Center
SunBridge Mountain Care Management, Inc.
SunBridge Nursing Home, Inc.
SunBridge Paradise Rehabilitation Center, Inc.
SunBridge Putnam Health Care Corp.
SunBridge Regency Rehab Hospitals, Inc.
SunBridge Regency-North Carolina, Inc.
SunBridge Regency-Tennessee, Inc.
SunBridge Retirement Care Associates, Inc.
SunBridge Salem Health Care Corp.
SunBridge San Bernardino Rehabilitation Hospital, Inc.
SunBridge Shandin Hills Rehabilitation Center
SunBridge Statesboro Health Care Center, Inc.
SunBridge Stockton Rehabilitation Center, Inc.
SunBridge Summers Landing, Inc.
SunBridge West Tennessee, Inc.
SunDance Rehabilitation Agency, Inc.
SunDance Rehabilitation Corporation
SunDance Services Corporation
SunHealth Specialty Services, Inc.
SunMark of New Mexico, Inc.
SunPlus Home Health Services, Inc.
SunScript Medical Services, Inc.
SunScript Pharmacy Corporation
SunSolution, Inc.
The Mediplex Group, Inc.
U.S. Laboratory Corp.

By: /s/ Michael Newman
Name: Michael Newman
Title: Vice President

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